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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No.____)*

                         DUPONT FABROS TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    26613Q106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 22, 2007
--------------------------------------------------------------------------------
       (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 26613Q106
          ---------

1.   NAME OF REPORTING PERSONS

     Francisco Alfaro

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Spain

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,175,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,175,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,175,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

CUSIP No. 26613Q106
          ---------

1.   NAME OF REPORTING PERSONS

      Richard Turnure

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

      0

6.   SHARED VOTING POWER

     2,175,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,175,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,175,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

CUSIP No. 26613Q106
          ---------

1.   NAME OF REPORTING PERSONS

      Miura Global Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,175,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,175,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,175,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

CUSIP No. 26613Q106
          ---------

1.   NAME OF REPORTING PERSONS

      Miura Global Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,642,050

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,642,050

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,642,050

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

CUSIP No. 26613Q106
          ---------

Item 1(a).  Name of Issuer:

            DuPont Fabros Technology, Inc. (the "Issuer")
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            1212 New York Avenue, NW, Suite 900
            Washington, DC 20005

            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Francisco Alfaro
            Richard Turnure
            Miura Global Management, LLC
            Miura Global Master Fund, Ltd.

            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            Francisco Alfaro, Richard Turnure and Miura Global Management, LLC:
            101 Park Avenue, 21st Floor
            New York, NY 10178

            Miura Global Master Fund, Ltd.:
            c/o Walkers (BVI) Limited
            Walkers Chambers
            P.O. Box 92
            Road Town, Tortola
            British Virgin Islands

            --------------------------------------------------------------------

      (c).  Citizenship:

            Francisco Alfaro: Spain
            Richard Turnure:  United States of America
            Miura Global Management, LLC: Delaware
            Miura Global Master Fund, Ltd.: British Virgin Islands

            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, par value $0.001 per share
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            26613Q106
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_]  An investment adviser in accordance with s.240.13d
               1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     Messrs Alfaro and Turnure may be deemed to beneficially own the securities of the Issuer owned by the various entities managed by Miura Global Management, LLC.

     (a)  Amount beneficially owned:

         Francisco Alfaro:             2,175,000
         Richard Turnure:              2,175,000
         Miura Global Management, LLC: 2,175,000
         Miura Global Master Fund, Ltd.: 1,642,050
          ----------------------------------------------------------------------

     (b)  Percent of class:

         Francisco Alfaro:             7.0%
         Richard Turnure:              7.0%
         Miura Global Management, LLC: 7.0%
         Miura Global Master Fund, Ltd.: 5.3%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

            Francisco Alfaro:             0
            Richard Turnure:              0
            Miura Global Management, LLC: 0
            Miura Global Master Fund, Ltd.: 0

          (ii)  Shared power to vote or to direct the vote

            Francisco Alfaro:             2,175,000
            Richard Turnure:              2,175,000
            Miura Global Management, LLC: 2,175,000
            Miura Global Master Fund, Ltd.: 1,642,050


         (iii) Sole power to dispose or to direct the disposition of

            Francisco Alfaro:             0
            Richard Turnure:              0
            Miura Global Management, LLC: 0
            Miura Global Master Fund, Ltd.: 0


          (iv) Shared power to dispose or to direct the disposition of

            Francisco Alfaro:             2,175,000
            Richard Turnure:              2,175,000
            Miura Global Management, LLC: 2,175,000
            Miura Global Master Fund, Ltd.: 1,642,050


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

          N/A
          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A
          ----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s. 240.13d-1(c) or 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 1, 2007


/s/ Francisco Alfaro*
----------------------------
   Francisco Alfaro


/s/ Richard Turnure*
----------------------------
   Richard Turnure

Miura Global Management, LLC*

By: /s/ Francisco Alfaro
    -------------------------------
   Name:  Francisco Alfaro
   Title: Managing Member


Miura Global Master Fund, Ltd.*

By: /s/ Roger Hanson
    -------------------------------
   Name:  Roger Hanson
   Title: Director


*Each of the Reporting Persons disclaims beneficial ownership in the shares reported herein except to the extent of his or its pecuniary interest therein.

                                                                       Exhibit A

                                   AGREEMENT

The undersigned agree that this Schedule 13G dated November 1, 2007 relating to the Common Stock, par value $0.001 per share of DuPont Fabros Technology, Inc., shall be filed on behalf of the undersigned.


/s/ Francisco Alfaro*
----------------------------
   Francisco Alfaro

/s/ Richard Turnure*
----------------------------
   Richard Turnure

Miura Global Management, LLC*

By: /s/ Francisco Alfaro
-------------------------------
   Name:  Francisco Alfaro
   Title: Managing Member

Miura Global Master Fund, Ltd.*

By: /s/ Roger Hanson
    -------------------------------
   Name:  Roger Hanson
   Title: Director


*Each of the Reporting Persons disclaims beneficial ownership in the shares reported herein except to the extent of his or its pecuniary interest therein.




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